Filed Pursuant to Rule 433

Registration Statement Nos. 333-290665 and 333-290665-01

BofA Finance LLC

Fully and Unconditionally Guaranteed by Bank of America Corporation

Market Linked Securities

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Invesco QQQ TrustSM, Series 1 due June 9, 2027

Term Sheet to Preliminary Pricing Supplement dated May 5, 2026

Summary of Terms

Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or the “Guarantor”)
Underlying:	The Invesco QQQ TrustSM, Series 1
Pricing Date*:	May 28, 2026
Issue Date*:	June 2, 2026
Maturity Date*:	June 9, 2027
Denominations:	$1,000 and any integral multiple of $1,000.
Calculation Day*:	June 4, 2027
Maturity Payment Amount (per Security):

You will receive a Maturity Payment Amount that could be greater than, equal to or less than the principal amount per Security:

●if the Ending Value of the Underlying is greater than the Starting Value:

$1,000 plus the lesser of:

●($1,000 × Underlying Return × Upside Participation Rate); and

●The Maximum Return

●if the Ending Value of the Underlying is less than or equal to the Starting Value, but greater than or equal to the Threshold Value: $1,000; or

●if the Ending Value of the Underlying is less than the Threshold Value:

$1,000 + [$1,000 × (Underlying Return + Buffer Amount)]

Starting Value:	The Fund Closing Price on the Pricing Date
Ending Value:	The Fund Closing Price on the Calculation Day
Threshold Value:	90% of the Starting Value.
Buffer Amount:	10%
Maximum Return:	At least 11.00% of the principal amount per Security (at least $110.00 per Security), to be determined on the Pricing Date
Upside Participation Rate:	100.00%
Underlying Return:	The percentage change from the Starting Value to the Ending Value, measured as follows: Ending Value – Starting Value Starting Value
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:

Up to 2.325% per Security; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 1.75% per Security and WFA may receive a distribution expense fee of 0.075% per Security.

CUSIP:	09711QWK5
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change. ** In addition, selected dealers may receive a fee of up to 0.10% per Security for marketing and other services.

Hypothetical Payout Profile***

*** prepared for purposes of illustration only

If the Ending Value of the Underlying is less than the Threshold Value, you will have 1-to-1 downside exposure to the decrease in the price of the Underlying in excess of the Buffer Amount and will lose some, and possibly up to 90%, of the principal amount of your Securities on the Maturity Date.

The initial estimated value of the Securities as of the Pricing Date is expected to be between $906.75 and $966.75 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-8 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-19 of the accompanying preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/70858/000191870426012197/for
m424b2.htm

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-8 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.

●Your investment may result in a loss; there is no guaranteed return of principal.

●The Securities do not bear interest.

●The return on the Securities will be limited to the Maximum Return.

●The Maturity Payment Amount will not reflect the price of the Underlying other than on the Calculation Day.

●Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.

●The Maturity Date may be postponed if the Calculation Day is postponed.

●Any payment on the Securities is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Securities.

●We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

●The public offering price you pay for the Securities will exceed their initial estimated value.

●The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

●We cannot assure you that a trading market for your Securities will ever develop or be maintained.

●The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.

●Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Securities and their market value.

●There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.

●Any payments on the Securities will depend upon the performance of the Underlying, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.

oChanges that affect the Underlying or its fund underlying index may adversely affect the value of the Securities and any payments on the Securities.

oWe cannot control actions by any of the unaffiliated companies whose securities are included in the Underlying or its fund underlying index.

oWe and our affiliates have no affiliation with any fund sponsor or fund underlying index sponsor and have not independently verified their public disclosure of information.

oRisks associated with the fund underlying index will affect the price of the Underlying and hence the value of the Securities.

oThere are risks associated with funds.

●The Securities are subject to risks associated with foreign securities markets.

●The anti-dilution adjustments will be limited.

●The publisher or the sponsor or investment advisor of the Underlying may adjust the Underlying in a way that affects its prices, and the publisher or the sponsor or investment advisor has no obligation to consider your interests.

●The performance of the Underlying may not correlate with the performance of its fund underlying index as well as the net asset value per share of the Underlying, especially during periods of market volatility.

●The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated May 5, 2026, Product Supplement No. WF-1 dated December 8, 2025 and Prospectus Supplement and Prospectus each dated December 8, 2025 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, product supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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